CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of KHD Humboldt Wedag International Ltd. of our report dated March 18, 2005 (March 22, 2007, as to the effects of the discontinued operations reclassification discussed in Note 3 to the consolidated financial statements) relating to the consolidated financial statements of KHD Humboldt Wedag International Ltd. and Subsidiaries appearing in the Annual Report on Form 20-F of KHD Humboldt Wedag International Ltd. for the year ended December 31, 2006.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington

May 23, 2007